CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated the Corporate Secretary or the Assistant Secretary of

AGL Resources Inc. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto)

that the undersigned may be required to file with the U.S.

Securities and Exchange Commission as a result of the

undersigned's ownership of or transactions in securities of

AGL Resources Inc.  The authority of the Corporate Secretary or the Assistant Secretary of AGL Resources Inc. under

this Statement shall continue until the undersigned is no

longer required to file Forms 3, 4, and 5 with regard to

the undersigned's ownership of or transactions in securities of AGL Resources Inc., unless earlier revoked in

writing.  The undersigned acknowledges that the Corporate

Secretary or the Assistant Secretary of AGL Resources Inc. is

not assuming any of the undersigned's responsibilities to

comply with Section 16 of the Securities Exchange Act of 1934.

Date:  April 30, 2004

/s/ Henry C. Wolf

Henry C. Wolf